July 1, 2026

Dear Fellow Shareholder,

You are cordially invited to attend the Elbit Systems Ltd. Annual General Meeting of Shareholders to be held at our offices at the Advanced Technology Center, Haifa 3100401, Israel, on Wednesday, August 5, 2026 at 3:00 p.m. Israel time.

The agenda of the meeting and the proposals to be voted on are described in the accompanying Proxy Statement. For the reasons described in the Proxy Statement, the Board of Directors recommends that you vote “FOR” the proposals as specified in the enclosed proxy card.

We look forward to greeting all the shareholders who attend the meeting. However, whether or not you are able to attend, it is important that your shares be represented at the meeting. Therefore, at your earliest convenience, please complete, date and sign the enclosed proxy card and return it promptly in the provided pre-addressed envelope so that it is received at least twenty-four (24) hours before the meeting (i.e., before 3:00 p.m. Israel time, on Tuesday, August 4, 2026). If your shares are held in “street name” (i.e., through a broker or other nominee), please follow the instructions on your voting instruction form in order to submit it to your broker or nominee. If your shares are registered with a member of the Tel Aviv Stock Exchange Ltd. (the “TASE”), you may vote by casting an electronic vote as further detailed in the Proxy Statement, no later than twenty-four (24) hours before the meeting (i.e., before 3:00 p.m. Israel time, on Tuesday, August 4, 2026).

All of our shareholders are invited to review our audited consolidated financial statements for the fiscal year ended December 31, 2025, which will be presented for discussion at the meeting and which are included in our Annual Report on Form 20-F, which was filed with the U.S. Securities and Exchange Commission (the “SEC”) and with the Israel Securities Authority (the “ISA”) on March 17, 2026 (the “2025 Annual Report”). Shareholders may receive a hard copy of the 2025 Annual Report, free of charge, upon request to our Corporate Secretary, at the following e-mail address: Corporate.Secretary@elbitsystems.com. The 2025 Annual Report and the financial statements included therein are not a part of the Proxy Statement. The SEC maintains a website (https://www.sec.gov) that contains reports, proxy and information statements and other information that registrants such as us file electronically with the SEC. Shareholders may also review a copy of our filings with the ISA, including the 2025 Annual Report (and the financial statements included therein), on the website of the ISA at https://www.magna.isa.gov.il, the website of the TASE at https://maya.tase.co.il and on our website at www.elbitsystems.com.

Thank you for your cooperation.

Very truly yours,
DAVID FEDERMANN
Chair of the Board of Directors

BEZHALEL MACHLIS
President and Chief Executive Officer

NOTICE OF THE COMPANY’S ANNUAL GENERAL MEETING OF SHAREHOLDERS
To be held on Wednesday, August 5, 2026 at 3:00 p.m. Israel time

This is notice that the Annual General Meeting of Shareholders (the “Meeting”) of Elbit Systems Ltd. (the “Company”) will be held at the Company’s offices at the Advanced Technology Center, Haifa 3100401, Israel, on Wednesday, August 5, 2026 at 3:00 p.m. Israel time.

It is proposed that at the Meeting the shareholders adopt resolutions for the following proposals (each referred to as the “Proposal” and collectively the “Proposals”):

(1)to elect to the Board the following seven members (“Directors”) who are not “External Directors” as defined in the Israeli Companies Law, 5759-1999, to serve until the close of the next Annual General Meeting of Shareholders: Mr. David Federmann, Mr. Ehud (Udi) Adam, Mr. Jacob Bar-Nathan Abudi, Mrs. Rina Baum, Mr. Michael Federmann, Mrs. Tzipi Livni and Mr. Dov Ninveh;
(2)to re-elect Mr. Noaz Bar Nir to an additional three-year term as an External Director;

(3)to approve the extension of the indemnification letters of Mr. Michael Federmann and Mr. David Federmann, for an additional three years commencing on December 1, 2026;
(4)to approve the extension of the exemption letters of Mr. Michael Federmann and Mr. David Federmann, for an additional three years commencing on April 7, 2027; and

(5)to re-appoint Kost, Forer, Gabbay & Kasierer, a member of Ernst & Young Global, as the Company’s independent auditor for the fiscal year ending December 31, 2026, and until the close of the next Annual General Meeting of Shareholders.

Further details with respect to the Proposals are included in the accompanying Proxy Statement. In addition, at the Meeting the Company will report on or discuss certain additional matters as noted below under “ADDITIONAL MATTERS TO BE REPORTED ON OR DISCUSSED.”

The approval of each Proposal is subject to the majority requirements as set forth in the enclosed Proxy Statement.

Only shareholders of record at the close of business on Monday, July 6, 2026 (the “Record Date”) have the right to receive notice of, and to vote at, the Meeting and any adjournments or postponements thereof. All shareholders are cordially invited to attend the Meeting in person.

Shareholders may vote their shares by attending the Meeting and voting their shares in person, by completing the enclosed proxy card or a voting instruction form (if applicable) or by casting an electronic vote, as described below. A form of proxy card for use at the Meeting and a return envelope for the proxy card are enclosed. In order to be counted for purposes of voting at the Meeting, a properly signed proxy card must be received by the Company at least twenty-four (24) hours before the Meeting (i.e., before 3:00 p.m. Israel time, on Tuesday, August 4, 2026). Shareholders who hold their shares in “street name” may either direct the record holder of their shares how to vote their shares (by completing a voting instruction form), or vote at the Meeting on behalf of the record holder by obtaining a legal proxy from the record holder, including proof of such record holder’s share ownership on the Record Date.

A shareholder whose shares are registered with a member of the Tel Aviv Stock Exchange Ltd. (the “TASE”) is required to prove share ownership in order to vote their shares in person at the Meeting or by proxy. Each such shareholder must provide the Company with an ownership certificate (as of the Record Date) from that TASE member. Each such shareholder is entitled to receive the ownership certificate at a branch of the TASE member or by mail (in consideration of mailing fees only), and is also entitled to receive, at no charge, a link to the text of the proxy card posted on the website of the Israel Securities Authority (the “ISA”) (unless the shareholder has notified the TASE member prior to the Record Date that the shareholder is not so interested with respect to a particular securities account).

The ISA has set up an electronic voting system for shareholder meetings of Israeli companies whose shares are listed on the TASE via its online platform (the “Electronic Voting System”). Shareholders are able to vote their shares through the Electronic Voting System, following a registration process, no later than twenty-four (24) hours before the Meeting, i.e., by Tuesday, August 4, 2026, at 3:00 p.m., Israel time. A shareholder whose shares are registered with a member of the TASE may also direct the relevant TASE member to deliver the ownership certificate to the Company through the Electronic Voting System.

A copy of the accompanying Proxy Statement, which includes the full version of the Proposals, and the proxy card may be reviewed at the Company’s offices at the Advanced Technology Center, Haifa 3100401, Israel, after coordinating in advance with the Corporate Secretary (Tel: 972-77-2945358) between 9:00 a.m. and 4:00 p.m., Israel time, Sunday – Thursday. The Proxy Statement and proxy card may also be reviewed at the distribution website of the ISA at https://www.magna.isa.gov.il, on the website of the TASE at https://maya.tase.co.il, on the website of the SEC at https://www.sec.gov and on our website at www.elbitsystems.com.

By Order of the Board of Directors,

DAVID FEDERMANN
Chair of the Board of Directors

BEZHALEL MACHLIS
President and Chief Executive Officer

ELBIT SYSTEMS LTD.
Advanced Technology Center
P.O. Box 539 Haifa 3100401, Israel

PROXY STATEMENT

This Proxy Statement is provided to the holders of ordinary shares, nominal value 1.0 New Israeli Shekel (“NIS”) per share (the “Shares”), of Elbit Systems Ltd. (the “Company” or “Elbit Systems”), in connection with the solicitation by the Company’s Board of Directors (the “Board” or the “Board of Directors”) of proxies to be voted at the Company’s Annual General Meeting of Shareholders to be held at the Company’s offices at the Advanced Technology Center, Haifa 3100401, Israel, on Wednesday, August 5, 2026, at 3:00 p.m., Israel time (the “Meeting”), or at any adjournment or postponement thereof, pursuant to the accompanying Notice of the Company’s Annual General Meeting of Shareholders.

It is proposed that at the Meeting the shareholders adopt resolutions for the following proposals (each referred to as a “Proposal” and, collectively, as the “Proposals”):

1.to elect to the Board the following seven members (“Directors”) who are not “External Directors” as defined in the Israeli Companies Law, 5759-1999 (the “Companies Law”), to serve until the close of the next Annual General Meeting of Shareholders: Mr. David Federmann, Mr. Ehud (Udi) Adam, Mr. Jacob Bar-Nathan Abudi, Mrs. Rina Baum, Mr. Michael Federmann, Mrs. Tzipi Livni and Mr. Dov Ninveh;
2.to re-elect Mr. Noaz Bar Nir to an additional three-year term as an External Director;

3.to approve the extension of the indemnification letters of Mr. Michael Federmann and Mr. David Federmann, for an additional three years commencing on December 1, 2026;
4.to approve the extension of the exemption letters of Mr. Michael Federmann and Mr. David Federmann, for an additional three years commencing on April 7, 2027; and

5.to re-appoint Kost, Forer, Gabbay & Kasierer, a member of Ernst & Young Global, as the Company’s independent auditor for the fiscal year ending December 31, 2026, and until the close of the next Annual General Meeting of Shareholders.

In addition, at the Meeting the Company will report on or discuss certain additional matters as noted below under “ADDITIONAL MATTERS TO BE REPORTED ON OR DISCUSSED.”

Shares represented by properly signed and unrevoked proxies will be voted in the manner directed by the persons designated as proxies.

Note that exchange rates used in this Proxy Statement to convert NIS to U.S. dollar amounts are based on the rate of one U.S. dollar to 2.9 NIS as of June 17, 2026. This exchange rate may change from time to time.

QUORUM AND VOTING REQUIREMENTS

Only shareholders of record at the close of business on Monday, July 6, 2026 (the “Record Date”) have the right to receive notice of, and to vote at, the Meeting and any adjournments or postponements thereof. Mailing of this Proxy Statement and the accompanying materials will commence on or about Wednesday, July 8, 2026.

On June 17, 2026, the Company had 46,848,460 (forty-six million, eight hundred forty-eight thousand, four hundred sixty) Shares outstanding. Each Share is entitled to one vote on each of the matters presented to our shareholders at the Meeting.

The Meeting will be properly convened with a quorum if at least two (2) shareholders are present in person, by proxy or by a voting instrument, holding or representing, in the aggregate, at least one-third (1/3) of the issued voting Shares. If a quorum is not present within one-half (1/2) hour after the time set for the Meeting, the Meeting will be adjourned and will be reconvened one (1) week later at the same time and place unless other notice is provided to the shareholders by the Board. If at such adjourned meeting a quorum is not present within one-half (1/2) hour of the time for the adjourned meeting, then any two (2) shareholders who together represent at least ten percent (10%) of the shareholders’ voting power, present in person, by proxy or by a voting instrument, will be considered a quorum.
Joint holders of Shares should note that, according to the Company’s Restated Articles of Association, the vote, whether in person, by proxy or by a voting instrument, of the senior of the joint holders of any voted Share will be accepted over any vote(s) of the other joint holders of that Share. For this purpose, seniority will be determined by the order in which the joint holders’ names appear in the Company’s Register of Shareholders.

The approval of each of Proposals 1 and 5 requires the affirmative vote of a majority of the voting power in the Company present at the Meeting either in person, by proxy or by a voting instrument, and voting on such Proposal.

The approval of Proposal 2 requires the affirmative vote of a majority of the voting power in the Company present at the Meeting either in person, by proxy or by a voting instrument, and voting on the Proposal, provided that either: (i) such majority includes a majority of the Shares voted at the Meeting by shareholders who are not Controlling Shareholders (as defined below) and do not have a Personal Interest (as defined below) in the approval of the Proposal other than a Personal Interest that is not a result of their relationship with the Controlling Shareholder, disregarding abstentions; or (ii) the total number of Shares voted against the approval of the Proposal by shareholders referred to in sub-section (i) does not exceed two percent (2%) of the total voting rights in the Company.

The approval of each of Proposals 3 and 4 requires the affirmative vote of a majority of the voting power in the Company present at the Meeting either in person, by proxy or by a voting instrument, and voting on the Proposal, provided that either: (i) such majority includes a majority of the Shares voted at the Meeting by shareholders who do not have a Personal Interest in the approval of the Proposal, disregarding abstentions; or (ii) the total number of Shares voted against the approval of the Proposal by shareholders referred to in sub-section (i) does not exceed two percent (2%) of the total voting rights in the Company.

Under the Companies Law, “Personal Interest” means a shareholder’s personal interest in an act or a transaction of a company, including the personal interest of his or her Relatives (as defined below) or of an entity in which such shareholder or his or her Relative is an Interested Party (as defined below). Personal Interest excludes a personal interest arising solely from holding a company’s shares and includes a Personal Interest of any person voting pursuant to a proxy provided to him or her by another person with respect to the proposal, even if the person providing the proxy does not have a Personal Interest. The vote of a person who is voting by a proxy provided to him or her on behalf of another who has a Personal Interest will also be seen as a vote of a person with a Personal Interest, whether the discretion to vote is in the hands of the voter or not.
“Relative” means a person’s (a) brother, sister, parent, grandparent or descendant, (b) spouse, or (c) the spouse’s brother, sister, parent or descendant (or in each case the spouse thereof).
“Interested Party” means any person that either:
(a) holds five percent (5%) or more of an entity’s issued share capital or voting rights;
(b) has the right to appoint a director to an entity’s board of directors or the chief executive officer thereof; or
(c) is a member of an entity’s board of directors or serves as the chief executive officer thereof.
“Controlling Shareholder” means, for purposes of Proposals 2, 3 and 4 and elsewhere as specifically referenced in this Proxy Statement, any shareholder who has the ability to direct the Company’s activity, including any shareholder holding 50% or more of the “means of control” of the Company. “Means of control” is defined under Israeli law as any one of the following: (i) the right to vote at a general meeting of the Company, or (ii) the right to appoint directors of the Company or its chief executive officer.
According to the Companies Regulations (exemptions for companies whose securities are listed for trading on a stock exchange outside of Israel), 5760-2000 (the “Exemption Regulations for Companies Listed Abroad”), by signing and submitting the attached Proxy Card, a shareholder declares and approves that he or she has no Personal Interest in the approval of each of Proposals 2, 3 and 4 on the Meeting agenda, except if such shareholder notified the Company of such Personal

Interest in writing. If you believe that you have a Personal Interest in any of Proposals 2, 3 or 4 on the Meeting agenda and you wish to inform the Company of such Personal Interest, you should submit such information in advance of voting to the Company at its registered offices, at Elbit Systems Ltd., Advanced Technology Center, Haifa 3100401, Israel, to the attention of Mrs. Adi Pinchas Confino, Corporate Secretary.
VOTING BY PROXY AND ELECTRONIC VOTING

Shareholders may vote their Shares by attending the Meeting and voting their Shares in person, by completing the enclosed proxy card or a voting instruction form (if applicable) or by casting an electronic vote, as described below.

A form of proxy card for use at the Meeting is enclosed. By appointing a “proxy” or, with respect to “street name” beneficial owners, by returning a properly completed voting instruction form, shareholders may have their Shares voted at the Meeting whether or not they attend. If a properly executed proxy card in the attached form is received by the Company at least twenty-four (24) hours prior to the Meeting (i.e., before 3:00 p.m. Israel time, on Tuesday, August 4, 2026), the Shares represented by the proxy will be voted in the manner directed by the persons designated as proxies. “Street name” beneficial owners of Shares should return their voting instruction form by the date and time set forth therein. Shareholders who, at the close of business on the Record Date, either (i) hold Shares through a bank, broker or other holder of record that itself is a Company shareholder or (ii) appear on a participant list of a securities depository with respect to Shares, are considered to be beneficial owners of Shares held in “street name.”

Shareholders who hold their Shares in “street name” may either direct the record holder of their Shares how to vote their Shares (by completing a voting instruction form), or vote at the Meeting on behalf of the record holder by obtaining a legal proxy from the record holder (and proof of such record holder’s Share ownership on the Record Date). Shareholders who hold their Shares through a member of the Tel Aviv Stock Exchange Ltd. (the “TASE”) and intend to vote their Shares at the Meeting in person or by proxy must deliver to the Company, via messenger or registered mail, proof of ownership issued by the applicable bank or broker, confirming their ownership of the Shares as of the Record Date, prepared in accordance with the requirements of the Israeli Companies Regulations (Proof of Ownership of Shares for Voting at General Meetings), 5760-2000. A shareholder whose Shares are registered with a member of the TASE may also direct the relevant TASE member to deliver the ownership certificate to the Company through the Electronic Voting System, as defined below.

Shareholders are requested to complete, date and sign the enclosed proxy card or (as applicable) the voting instruction form, and return them promptly. Even if you plan to attend the Meeting, we recommend that you also submit your proxy card or voting instruction form as described in this Proxy Statement so that your vote will be counted if you later decide not to attend the Meeting.

If you receive a proxy card or voting instruction form and provide specific instructions (by marking a box on the proxy card) with regard to a Proposal, your Shares will be voted as you instruct. Unless otherwise indicated on the proxy card or in the electronic vote, and to the extent permitted by law and applicable stock exchange requirements, Shares represented by a properly signed and received proxy card in the enclosed form or in an electronic form will be voted in favor of the Proposals. Abstentions will not be treated as either a vote “for” or “against” a Proposal, although they will be counted to determine if a quorum is present. Thus, if you sign and return your proxy card (or complete your electronic vote) without giving specific instructions with respect to a Proposal, your Shares will be voted in favor of such Proposal.

If you are a “street name” holder and you sign and return your voting instruction form without giving specific instructions with respect to a Proposal, your broker will not be permitted to vote your Shares with respect to such Proposal (commonly referred to as a “broker non-vote”). In such circumstances, your Shares will be included in determining the presence of a quorum at the Meeting but will not be considered “present” for the purpose of voting on such Proposal. Such Shares have no impact on the outcome of the voting on such Proposal.
The Israel Securities Authority (the “ISA”) has set up an electronic voting system for shareholder meetings of Israeli companies whose shares are listed on the TASE via its online platform (the “Electronic Voting System”). Shareholders are able to vote their Shares through the Electronic Voting System, following a registration process, no later than twenty-four (24) hours before the Meeting (i.e., before 3:00 p.m. Israel time, on Tuesday, August 4, 2026).
Shareholders may revoke any proxy card or electronic vote prior to their exercise by filing with the Company a written notice of revocation or a properly signed proxy card of a later date (if received by the Company at least twenty-four (24) hours prior to the Meeting), or by voting through the Electronic Voting System on a later date (if completed at least twenty-

four (24) hours prior to the Meeting) or by voting in person at the Meeting. If you hold your Shares in “street name,” you may change your voting instructions by following the directions provided to you by your broker, bank or other nominee.

Solicitation of proxies will be made primarily by mail; however, in some cases proxies may be solicited by telephone or other personal contact. The Company will pay for the cost of the solicitation of proxies, including the cost of preparing, assembling and mailing the proxy materials, and will reimburse the reasonable expenses of brokerage firms and others for forwarding proxy materials to shareholders.

This Proxy Statement and the accompanying proxy card also constitute a “voting deed” (Ktav Hatzba’a) for the purpose of Regulation 3(c) of the Exemption Regulations for Companies Listed Abroad.

OTHER MATTERS

Currently, the Company is not aware of any other matters that will come before the Meeting. If any other matters properly come before the Meeting, the persons designated as proxies in the proxy card intend to vote in accordance with their best judgment on such matters. One or more shareholders holding at least one percent (1%) of the Company’s total voting rights may present proposals for consideration at the Meeting, by submitting their proposals to the Company at its registered offices, at Elbit Systems Ltd., Advanced Technology Center, Haifa 3100401, Israel, to the attention of Mrs. Adi Pinchas Confino, Corporate Secretary, no later than the close of business on Wednesday, July 8, 2026. If the Company determines that a shareholder’s proposal is appropriate for inclusion in the Meeting agenda, a revised agenda will be published by the Company.

BENEFICIAL OWNERSHIP OF SECURITIES

BY CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

As of June 17, 2026, we had 46,848,460 (forty-six million, eight hundred forty-eight thousand, four hundred sixty) Shares outstanding. The following table sets forth specific information as of June 17, 2026, to the best of our knowledge, concerning:

•beneficial ownership of more than 5% of our outstanding Shares; and
•the number of Shares beneficially owned by all of our executive officers and directors as a group. Shares that a person has the right to acquire within 60 days of June 17, 2026 through the exercise of options under the 2018 Equity Plan or the 2022 Equity Incentive Plan for Employees (see footnote (4) below) are deemed outstanding for purposes of computing the percentage ownership of the person holding such rights, but are not deemed outstanding for purposes of computing the percentage ownership of any other person, except with respect to the percentage ownership of all executive officers and Board members as a group.

Name of Shareholder	Number of Shares Beneficially Owned	Percentage of Ownership(1)

Federmann Enterprises Ltd. 99 Hayarkon Street Tel-Aviv, Israel	19,318,508(2)	41.2%

All executive officers and directors as a group (23 persons)	1,921(3)(4)	less than 1%

(1)    Based on 46,848,460 Shares outstanding as of June 17, 2026.
(2)    Includes 3,836,458 Shares held by Heris Aktiengesellschaft (“Heris”). Heris is owned, directly and indirectly, by Federmann Enterprises Ltd. (“FEL”). FEL is controlled by Beit Federmann Ltd. (“BFL”). BFL is controlled by Beit Bella Ltd. (“BBL”) and Beit Yekutiel Ltd. (“BYL”). Michael Federmann is the controlling shareholder of BBL and BYL. He is also the chair of the board and the chief executive officer of FEL. Therefore, Mr. Federmann controls, directly and indirectly, the vote of Shares owned by Heris and FEL (approximately 41.2% of our outstanding Shares). In addition, Michael Federmann is the trustee of a trust on behalf of his sister, Irith Federmann-Landeau, that holds an indirect non-voting economic interest of approximately 7.2% in our outstanding Shares through an indirect approximately 17.5% non-voting interest in FEL. Michael Federmann and his sons, David (who also serves as chair of the Elbit Systems Board), Gideon and Daniel Federmann, collectively hold an indirect economic interest equivalent to approximately 25.5% of our outstanding Shares, with Michael Federmann holding an approximately 5.1% economic interest, David Federmann holding an approximately 8.16% economic interest, and each of Gideon and Daniel Federmann holding an approximately 6.12% economic interest.
(3)    This amount (i) does not include any Shares that may be deemed to be beneficially owned by Michael Federmann or David Federmann as described in footnote (2) above and (ii) includes Shares held by the spouse of a director, but the director disclaims beneficial ownership over the spouse’s Shares.
(4)     The Company’s 2018 Equity Incentive Plan for Executive Officers and 2022 Equity Incentive Plan for Employees, as amended from time to time, include a “Net Exercise Mechanism” that entitles the recipients to exercise options for the number of shares determined based on the excess, if any, of the fair market value of the shares underlying such options over the exercise price of such options, calculated based on the date of exercise. The number of Shares reflected above as owned by all executive officers and directors as a group was calculated based on a hypothetical exercise on June 17, 2026, which is a theoretical date. The number of Shares that will actually be issued will vary, depending on the date of exercise and the market price of the Shares on such date. The aggregate number of options granted to executive officers that are exercisable on or within 60 days following June 17, 2026, is 2,000 options.

CORPORATE GOVERNANCE HIGHLIGHTS

Our Board follows best corporate governance practices, helping to support independent oversight and realization of our corporate values:

Please see below for more information on certain of these topics. In addition, refer to our Annual Report on Form 20-F for the year ended December 31, 2025 (which was filed with the U.S. Securities and Exchange Commission (the “SEC”) and with the ISA on March 17, 2026 (the “2025 Annual Report”), our Environmental, Social and Governance (“ESG”) sustainability report and our Board skills matrix, each of which is available on our website. The 2025 Annual Report, ESG sustainability report and Board skills matrix are not a part of the Proxy Statement.

RISK MANAGEMENT

We maintain an enterprise-wide risk management program overseen by our Board of Directors through annual reviews of our risk profile, covering operational, financial, regulatory, cybersecurity, climate-related and other risks. Supply chain risk is addressed through a “Make To Order” production strategy, strategic inventory management and supplier adherence to our Supplier Code of Conduct and procurement compliance standards, among others. ESG-related risks, including environmental, health and safety (“EHS”) matters, are managed through a global EHS management system and internal audits, among other controls.

We use financial instruments to limit exposure to exchange rate and interest rate fluctuations, without entering into derivatives for trading purposes, and maintain effective internal controls over financial reporting evaluated under the COSO Internal Control – Integrated Framework (2013).

We maintain a Cybersecurity Management Process focused on assessing, identifying and managing material risks from cybersecurity threats, including business disruption, IP theft, fraud, extortion, harm to employees or customers and violations of privacy laws. This process is based on methodologies developed with external enterprise risk professionals and includes threat intelligence, risk assessment, application controls, enhanced security defenses and a Cybersecurity Incident Response Plan. The Cybersecurity Management Process is managed by the Chief Operating Officer and implemented by the Chief Information Security Officer, Chief Information Officer and Chief Security Officer. Management maintains a multi-year Cybersecurity Work Plan, approved annually by the COO and President and CEO. The Board conducts an annual review of our cybersecurity risk profile, and the Board and the Audit and Financial Statements Review Committee, also referred to herein as the Audit Committee, may conduct additional cybersecurity discussions as necessary.

BOARD COMMITTEE STRUCTURE

Our Board has established three standing committees: the Audit and Financial Statements Review Committee, the Compensation Committee and the Corporate Governance and Nominating Committee. Each of our Board committees is composed exclusively of directors who are independent under the applicable Nasdaq Listing Rules (the “Nasdaq Rules”) and the Companies Law. The Board meets quarterly and at other times during the year as necessary to conduct its activities. During 2025, the attendance by Board members at Board and committee meetings was 100%.

Audit and Financial Statements Review Committee: Our Audit Committee serves as the Board’s primary overseer of financial integrity and corporate accountability. The committee oversees the Company’s accounting and financial reporting processes, evaluates internal controls and supervises both internal and external audit functions. It also reviews and approves related party transactions, maintains our whistleblower process for reporting concerns about accounting or ethical matters and helps ensure that any identified deficiencies in business administration are promptly addressed.

Compensation Committee: Our Compensation Committee is responsible for designing and overseeing executive pay programs that align management incentives with shareholder interests. The committee recommends the Company’s overall compensation policy for officers and directors, reviews and approves executive employment terms and oversees equity incentive plans.

Corporate Governance and Nominating Committee: Our Corporate Governance and Nominating Committee helps ensure that the Board is composed pursuant to our corporate governance standards and operates effectively. The committee recommends qualified director candidates for election or appointment, periodically reviews Board and committee composition and advises on corporate governance practices and policies. When evaluating director candidates, the committee considers factors such as background, experience and expertise.

DIRECTOR INDEPENDENCE

None of our directors serves as an executive officer of the Company and a majority of our directors are “independent” as defined in the Nasdaq Rules and under the Companies Law, with such criteria heightened for members of our Compensation Committee and Audit Committee. Each of our Board committees is composed exclusively of directors who are independent, including our Corporate Governance and Nominating Committee.

Each of the Corporate Governance and Nominating Committee and the Board has determined that three of the nominees for election as members of the Board in Proposal 1 at the Meeting (Mr. Ehud (Udi) Adam, Mr. Jacob Bar-Nathan Abudi and Mrs. Tzipi Livni) and both External Directors (Mrs. Bilha (Billy) Shapira and Mr. Noaz Bar Nir, who is nominated for an additional three-year term in Proposal 2 at the Meeting) satisfy the independence criteria under the Nasdaq Rules.

Mr. Adam was named as an independent director of Veridis Environment Ltd. (“Veridis”) as of April 1, 2026. The Company has certain insignificant business engagements with Veridis and several of its subsidiaries, under which Veridis provides certain products and services to the Company relating to recycling, packaging, energy, landscape maintenance and certain other areas. For the sake of caution, information regarding such business engagements was presented to the Audit Committee and the Board, which confirmed that such engagements are insignificant both from Mr. Adam’s perspective and that of the Company, and therefore such engagements do not prevent Mr. Adam from serving as an independent director of the Company.

Mr. Bar-Nathan Abudi currently serves as a director of Arkia Israeli Airlines Ltd. (“Arkia”) and of two of its subsidiaries. The Company has certain insignificant business engagements with Arkia, under which Arkia provides certain flight services to the Company. For the sake of caution, information regarding such business engagements was presented to the Audit Committee and the Board, which confirmed that such engagements are insignificant both from Mr. Bar-Nathan Abudi’s perspective and that of the Company, and therefore such engagements do not prevent Mr. Bar-Nathan Abudi from serving as an independent director of the Company.

In accordance with the Companies Law, a majority of the members of our Audit Committee must qualify as “Independent Directors” under the Companies Law, and the Audit Committee must also include all “External Directors” of the Company, one of whom must serve as chair of the Audit Committee. The chair of our Compensation Committee is also required to be an External Director.

Each of the Audit Committee and the Board has determined that Mr. Adam, Mr. Bar-Nathan Abudi and Mrs. Livni satisfy the criteria to serve as an “Independent Director” under the Companies Law and that the External Directors Mr. Bar Nir and Mrs. Shapira satisfy the independence criteria to serve as an External Director under the Companies Law.

Our Independent Directors also conduct periodic “executive sessions” without the presence of management and non-Independent Directors.

EXECUTIVE COMPENSATION

We maintain a compensation policy for Directors and Executive Officers that is designed to promote retention and motivation, reward strong individual performance, provide career advancement opportunities within a growing organization and align the interests of our Directors and Executive Officers with those of our shareholders. A portion of each Executive Officer’s compensation is linked to our short-term and long-term goals, as well as individual performance. Our compensation policy also includes measures designed to mitigate incentives for excessive risk-taking, including limits on the value of cash bonuses and equity-based compensation, caps on the ratio of variable to total compensation for each Executive Officer and minimum vesting periods for equity-based awards. These limits serve as maximum thresholds and do not constitute a guarantee or commitment of any particular compensation level.

For more detailed information, please see our compensation policy, which is attached as an exhibit to our 2025 Annual Report. Please also refer to Item 6 of our 2025 Annual Report for information regarding compensation paid in 2025 to our five most highly compensated Office Holders (as defined in the Companies Law).

RESPONSIBLE BUSINESS, COMPLIANCE AND WORKFORCE PRACTICES

We maintain programs and policies designed to support responsible business practices across our operations, including environmental, health and safety matters; corporate governance, ethics and anti-corruption; labor standards and human rights; supply chain compliance; and community engagement. These matters are overseen by our Board and managed by senior management through a cross-functional steering committee comprised of senior business and corporate function leaders. We establish multi-year objectives in selected areas of operational, compliance and sustainability performance and participate in industry organizations focused on sustainability, ethics and responsible business conduct.

Environmental, Health and Safety

We are committed to maintaining environmental, health and safety programs designed to meet applicable regulatory requirements and support compliance with ISO 14001 and ISO 45001 standards. We conduct ongoing initiatives focused on resource efficiency, environmental management and workplace safety, including measures to reduce electricity, fuel and water consumption, increase recycling and incorporate environmental protection considerations in our manufacturing processes. In 2025, we participated in the Carbon Disclosure Project and published an EHS report summarizing key elements of our compliance activities, which is available on our website.

Corporate Governance, Ethics and Anti-Corruption

We maintain an active Company-wide ethics and compliance program, including a policy of zero tolerance for corruption. Our anti-bribery and corruption compliance program includes whistleblower and investigations processes, contractual requirements, due diligence, ongoing training, record keeping and enforcement. Our Ethics and Compliance Code of Conduct, Whistleblower and Investigations Procedure, Anti-Bribery and Corruption Compliance Policy, Business Entertainment and Gifts Policy and Supplier Code of Conduct are each published on our website. Elbit Systems of America, a wholly owned subsidiary of the Company, was recognized by Ethisphere as one of the World’s Most Ethical Companies for 2025, marking the seventh consecutive year this distinction has been achieved.

Workforce Practices and Human Capital

Our workforce policies are designed to support fair treatment, transparency and respect for employee rights across our organization. We maintain hiring, promotion and employment practices intended to provide equal opportunity and comply with applicable employment laws, and we seek to foster a respectful and collaborative workplace. As part of the implementation of Israel’s Equal Pay for Female and Male Employees Law, we conduct evaluations regarding possible gender pay gaps among our employees and publish the results on our website. About half of our total workforce is engaged in technology-related functions, including research, development and engineering.

Supply Chain Compliance

Our suppliers are required to commit to our Supplier Code of Conduct, which addresses supply chain compliance matters such as labor standards, combating human trafficking, ethics and anti-corruption, avoidance of conflicts of interest, adherence to sanctions requirements, restrictions on the use of conflict minerals, cybersecurity and prevention of counterfeit parts. Suppliers are subject to our due diligence procedures, and our Supplier Code of Conduct provides a whistleblower mechanism for current and potential members of our supply chain. All of our activities in the area of munitions are conducted in compliance with the international Convention on Cluster Munitions.

Community Engagement

Our policies encourage volunteerism by our Company entities and employees, many of whom donate their time in support of community members in need. We prioritize initiatives that support educational advancement in underserved communities, particularly in technology-related fields, and support numerous community activities. In 2024, over 4,000 employees contributed approximately 38,000 volunteer hours globally, and our community investment totaled approximately $3.5 million.

PROPOSAL 1 – ELECTION OF DIRECTORS
At the Meeting, the following seven individuals, who are not External Directors, are nominated to be elected to the Board: Mr. David Federmann, Mr. Ehud (Udi) Adam, Mr. Jacob Bar-Nathan Abudi, Mrs. Rina Baum, Mr. Michael Federmann, Mrs. Tzipi Livni and Mr. Dov Ninveh.

The Companies Law requires that a person cannot be elected and serve as a director in a public company if he or she does not have the required qualifications and the ability to dedicate an appropriate amount of time for the performance of his or her director position in the company, taking into consideration, among other factors, the specific needs and size of the company.

A general shareholders’ meeting of a company whose shares are publicly traded, at which the appointment of a director is to be considered, cannot be convened unless the nominee has declared to the company that he or she complies with the above-mentioned requirements and provides details of his or her applicable qualifications.

Each of the proposed nominees, Mr. David Federmann, Mr. Adam, Mr. Bar-Nathan Abudi, Mrs. Baum, Mr. Michael Federmann, Mrs. Livni and Mr. Ninveh, has declared to the Company that he or she complies with the required qualifications under the Companies Law for appointment as a member of the Board, detailing his or her applicable qualifications, and that he or she is capable of dedicating the appropriate amount of time for the performance of his or her role as a member of the Board, taking into consideration, among other factors, the specific needs and size of the Company. In addition, each of Mr. Adam, Mr. Bar-Nathan Abudi and Mrs. Livni has declared that he or she complies with the criteria of an Independent Director under the Companies Law.

As mentioned above under “DIRECTOR INDEPENDENCE”, three of these nominees (Mr. Adam, Mr. Bar-Nathan Abudi and Mrs. Livni) satisfy the criteria for service as an independent director under the applicable Nasdaq Rules as well as the criteria for service as an Independent Director under the Companies Law.
The Corporate Governance and Nominating Committee and the Board have recommended that each of Mr. David Federmann, Mr. Adam, Mr. Bar-Nathan Abudi, Mrs. Baum, Mr. Michael Federmann, Mrs. Livni and Mr. Ninveh be nominated for election to the Board. The Board has determined that Mr. Bar-Nathan Abudi has “accounting and financial expertise”, as described in more detail below in Proposal 2 of this Proxy Statement, and qualifies to serve as an “audit committee financial expert,” as defined under applicable SEC rules. Each nominee so elected as a director will hold office until the close of the next Annual General Meeting of Shareholders and until his or her successor is elected and qualified, unless any Director’s office is vacated earlier in accordance with the provisions of the Companies Law and the Company’s Restated Articles of Association.
Our Board of Directors has classified Mr. Adam, Mrs. Livni and Mrs. Shapira as Expert Directors under the Israeli Companies Regulations (Rules Regarding Compensation and Expenses of an External Director), 5760-2000 (the “Compensation Regulations”).
In accordance with the Company’s compensation policy, the Israeli Companies Regulations (Relief from Related Parties’ Transactions), 5760-2000, the Israeli Companies Regulations (Relief for Companies whose Securities are Listed on a Stock Exchange outside of Israel), 5760-2000 (collectively, the “Relief Regulations”), and the Compensation Regulations, the Company’s Compensation Committee and Board have approved compensation to the Company’s current and future directors (including Mr. Michael Federmann, who may be considered a direct or indirect Controlling Shareholder of the Company, and his son, Mr. David Federmann) in accordance with the maximum regulatory rates payable to External Directors in dual-listed companies where the applicable foreign law imposes additional duties or requirements on the independent or External Director beyond those imposed by Israeli law (the “Maximum Regulatory Rates”). In addition, a director who qualifies as an Expert Director under the Compensation Regulations, as determined by the Board of Directors, will receive compensation at the higher rates permitted thereunder.
As a result, if elected, each of the Company’s directors would be entitled to receive an annual fee of NIS 159,045 (equal to approximately $54,500) and a per meeting fee of NIS 4,785 (equal to approximately $1,640), which reflect the Maximum Regulatory Rates, linked to the Israeli consumer price index. Compensation payments to directors are made either directly to the director or to his or her employing company. A director who qualifies as an Expert Director under Compensation Regulations, as determined by the Board of Directors, will receive an annual fee of NIS 174,890 (equal to approximately $60,000) and a per meeting fee of NIS 6,725 (equal to approximately $2,300), in accordance with the higher compensation rates permitted thereunder.

Five of the nominees (Mr. Adam, Mr. Bar-Nathan Abudi, Mrs. Baum, Mrs. Livni and Mr. Ninveh) will be covered by indemnification letters and exemption letters as previously approved by the Company’s shareholders. Subject to the approval of the extension of the existing indemnification letters for Mr. Michael Federmann and Mr. David Federmann under Proposal 3 of this Proxy Statement, and the approval of the extension of existing exemption letters for Mr. Michael Federmann and Mr. David Federmann under Proposal 4 of this Proxy Statement, Mr. Michael Federmann and Mr. David Federmann will also continue to be covered by such indemnification letters and exemption letters.
In addition, in accordance with the Company’s compensation policy, each of the Company’s Directors (including Mr. Michael Federmann and his son, Mr. David Federmann), will be covered by a directors and officers liability insurance policy, to be purchased from time to time by the Company in accordance with such compensation policy, the Companies Law and the Relief Regulations.

The nominees, their respective ages as of June 17, 2026 and the years in which they became Directors of the Company are as follows:

Name	Age	Director Since
David Federmann (Chair)	51	2007
Ehud (Udi) Adam	68	2023
Jacob Bar-Nathan Abudi	48
Rina Baum	80	2001
Michael Federmann	82	2000
Tzipi Livni	67	2023
Dov Ninveh	79	2000*
* was not a member of the Board from April to October 2013.

Background information on each of the seven nominees is as follows:

David Federmann. David Federmann has served as chair of the Board since August 2023, after serving as vice chair of the Board since 2015. He has served in various management capacities at Federmann Enterprises Ltd. (FEL), a privately-owned Israeli company, since 2000. FEL, directly and through subsidiaries, holds a diversified portfolio of investments, including ownership of approximately 41.5% of the Company’s outstanding Shares. FEL also has ownership interests in Dan Hotels Ltd. (Dan Hotels), an Israeli hotel chain, Freiberger Compound Materials GmbH (Freiberger), a German company engaged in the supply of materials for the semi-conductor industry, and several financial, real estate and venture capital investments. David Federmann currently serves as chair of the board of Freiberger and as a member of the boards of directors of Dan Hotels, BGN Technologies Ltd. (the technology transfer company of Ben-Gurion University), and several other private companies. David Federmann is the son of Michael Federmann, who may be considered our Controlling Shareholder. Mr. David Federmann holds a bachelor’s degree in mathematics and philosophy from New York University.

Ehud (Udi) Adam. Ehud (Udi) Adam has served as a strategic consultant to various public and private companies in the technology sector since June 2020. From 2008 until 2013, Mr. Adam served as the CEO of the Nuclear Research Center-Negev. Since April 2026, he has served as an Independent Director of Veridis Environment Ltd. From 2016 until May 2020, Mr. Adam served as director general of the Israeli Ministry of Defense. Since 2020, Mr. Adam has served as a director of Arma Ferrea Ltd., a company that develops and manufactures reactive armor systems, and as a director of Arma Kinetica Ltd., a company in the field of kinetic energy solutions. Since 2020, he has also served as chair of the board of Armalux Ltd., a company that engages in the field of laser systems. Between 2022 and 2025, Mr. Adam served as chair of the board and since 2025, as a director of Ecology for Protected Community Ltd., a company that employs people with special needs to collect electronic waste. Since 2021, Mr. Adam has served as the chair of a public committee of the Geophysical Institute of

Israel and, since 2011, as president of “Midor Ledor”, a non-profit community association. In 2016, Mr. Adam served as chair of the board of IMI Systems Ltd., formerly an Israeli government owned defense company later acquired by the Company. Mr. Adam served in the IDF for 31 years, where he holds the rank of major general (reserves), and served as head of the Technological and Logistics Directorate and as head of the Northern Command. Mr. Adam holds a bachelor of arts degree in political science and government from Bar-Ilan University in Ramat Gan, Israel and a master’s degree in military and strategic leadership from Ecole de Guerre Paris. Mr. Adam serves as chair of the Company’s Corporate Governance and Nominating Committee and as a member of the Company’s Compensation Committee and the Audit Committee.

Jacob Bar-Nathan Abudi. Jacob Bar-Nathan Abudi is an economic consultant and the owner of “Yashar,” an economic consulting firm specializing in compensation, labor relations and workforce budgeting. Since 2024, he has served as chair of the Council of Certified Practical Engineers and Certified Technicians, appointed under Israel’s Certified Engineers and Technicians Law. From 2005 to 2023, he served at Israel’s Ministry of Finance, Wages and Labor Agreements Division, including as Commissioner of Wages and Labor Agreements from 2018 to 2023. Mr. Bar-Nathan Abudi is a member of the board of directors of Arkia Israeli Airlines Ltd., a domestic and international airline, and of two of its subsidiaries. He is also an external director of the Israeli bank Bank Massad Ltd. and a member of its audit and financial statements review committee. Mr. Bar-Nathan Abudi previously served as a member of the board of directors, member of the finance and audit committee and chair of the assets committee of Ayalon Highways Ltd. He holds a B.A. in Agricultural Economics and Management from the Hebrew University of Jerusalem. If elected, Mr. Bar-Nathan Abudi will serve as a member of the Audit Committee.

Rina Baum. Rina Baum is vice president of FEL and has served as a director and CEO of Uni-bit Insurance Agency (1983) Ltd. since 1990. She currently serves as a director of Dan Hotels and as chair and director of Etanit Building Products Ltd. (Etanit). She also holds other managerial positions with investee companies of FEL. Mrs. Baum holds a law degree (LL.B) from the Hebrew University.

Michael Federmann. Michael Federmann served as chair of the Board between 2000 and August 2023. Since 2002 he has served as chair and CEO of FEL, where he held managerial positions since 1969. Mr. Federmann also serves as a director of Dan Hotels and of Freiberger. He serves as the president of the Germany - Israel Chamber of Industry and Commerce, was awarded the Order of Merit of the Federal Republic of Germany and is an Honorary Commander of the Order of the British Empire (CBE). Michael Federmann may be considered our Controlling Shareholder and is the father of David Federmann, the chair of the Board. Mr. Michael Federmann holds a bachelor’s degree in economics and political science from the Hebrew University, which has also awarded him an honorary doctorate in philosophy.

Tzipi Livni. Tzipi Livni has served as an external director of Bezeq the Israeli Telecommunication Corp. Ltd., the largest telecommunications company in Israel, and as a director of its subsidiaries – Bezeq International Ltd., Yes TV and Communications Services Ltd. and Pelephone Communications Ltd., each since April 2021. Mrs. Livni has also served as a director of the Institute for National Security Studies, a research institution affiliated with Tel Aviv University, since June 2021, and has been a member of the advisory board of Seevix Material Sciences Ltd., a biotechnology company, since October 2021. Since March 2023, Mrs. Livni has served as a member of the board of trustees of Nizami Ganjavi International Center, a non-profit organization that promotes collaboration among different cultures and civilizations and, since 2018, she has served as a member of the board of trustees of the International Crisis Group. Mrs. Livni is a member of the Aspen Global Cybersecurity Group and previously served as a member of the Multinational Cyber Action Committee. Mrs. Livni also serves as a member of the global steering committee of Campaign for Nature and the Aspen Ministers Forum. Mrs. Livni is also an international speaker and strategic advisor and was a fellow at the Kennedy School of Government at Harvard University in Boston in 2019. Between 1999 and 2019, Mrs. Livni held various political and ministerial positions in Israel, including the Minister of Foreign Affairs and Vice Prime Minister, Minister of Justice, Minister of Regional Cooperation, Minister of Immigrants Absorption, Minister of Housing and Construction and Minister of Agriculture, and was a member of the Security Cabinet and leader of the opposition in the Israeli Knesset. Prior to this time, she was Head of the Government Companies Authority and practiced law. Tzipi Livni holds a law degree (LL.B.) from Bar-Ilan University. Mrs. Livni serves as a member of the Company’s Audit Committee.

Dov Ninveh. Dov Ninveh served as chief financial officer and a manager of FEL from 1994 until 2020 and as the general manager of Heris Aktiengesellschaft from 2012 until 2021. He currently serves as a member of the board of directors of Freiberger. Mr. Ninveh served as a director of Dan Hotels from 2003 until 2022 and as a member of the board of directors of Etanit from 1994 until 2023. From 1996 until 2000 he served as director of Elop Electro-Optic Industries Ltd. (Elop) and from 1989 to 1994, he served as deputy general manager of Etanit. Mr. Ninveh holds a bachelor of science degree in economics and management from the Technion – Israel Institute of Technology (the Technion) in Haifa, Israel.

Bilha (Billy) Shapira. Mrs. Bilha (Billy) Shapira serves as a member of the board of directors and of the board of governors of the Azrieli College of Engineering, the boards of several non-profit organizations in Israel and the board of governors of the Hebrew University. She is also a consultant for TABI Learning Technologies Ltd., a start-up company in the field of pedagogical instruments for students with learning and sensory integration disorders. From 2020 until 2024 she served as a member of the audit committee of the Azrieli College of Engineering. From 2018 until 2020, she was the head of the Israeli branch of Helmholtz Association of German Research Centers, a German association with centers worldwide that promotes research collaboration between German institutions and industries and foreign academic institutions, industrial entities and governmental research bodies. From 2009 until 2017, Mrs. Shapira served as vice president and CEO of the Hebrew University and as the CEO of VERA - the Association of Heads of Universities in Israel. Prior to that, she served for 36 years in various management capacities at the Hebrew University. Mrs. Shapira holds a bachelor’s degree in Russian studies and international relations and a master’s degree in administration and public policy from the Hebrew University. Mrs. Shapira serves as chair of the Company’s Compensation Committee and is a member of the Company’s Audit Committee and the Corporate Governance and Nominating Committee. She is considered by the Board to have professional competence under the Companies Law.

Proposed Resolution

At the Meeting, the Board will propose that the following resolution be adopted:

“RESOLVED, to elect Mr. David Federmann, Mr. Adam, Mr. Bar-Nathan Abudi, Mrs. Baum, Mr. Michael Federmann, Mrs. Livni and Mr. Ninveh as Directors of the Company until the close of the next Annual General Meeting of Shareholders.”

Required Vote

The approval of Proposal 1 requires the affirmative vote of a majority of the voting power in the Company present at the Meeting either in person, by proxy or by a voting instrument, and voting on such Proposal.

Board Recommendation

THE BOARD OF DIRECTORS, UPON THE RECOMMENDATION OF THE CORPORATE GOVERNANCE AND NOMINATING COMMITTEE, UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR APPROVAL OF ALL THE NOMINEES TO THE BOARD.

PROPOSAL 2 – RE-ELECTION OF MR. NOAZ BAR NIR FOR AN ADDITIONAL THREE-YEAR TERM AS AN EXTERNAL DIRECTOR
Under the Companies Law and regulations promulgated thereunder, each Israeli public company is generally required to appoint at least two External Directors. Among other requirements for public companies such as Elbit Systems, which is considered to have a Controlling Shareholder, a person may serve as an External Director if that person is not a Relative of a Controlling Shareholder of the company and if each of that person’s Relatives, partners and employers, or any person to whom that person is directly or indirectly subordinate, or any entity controlled by that person, did not have, on the date of the person’s appointment or at any time during the two years preceding that person’s appointment as an External Director, any Affiliation (as defined below) with (i) the company, (ii) any entity or person controlling the company on the date of the appointment, (iii) a Relative of a Controlling Shareholder or (iv) any entity controlled by the company or by the company’s Controlling Shareholders on the date of the appointment or at any time during the two years preceding his or her appointment.
Subject to certain exceptions, “Affiliation” means: (i) an employment relationship, (ii) a business or professional relationship maintained on a regular basis (excluding insignificant relationships), (iii) control and (iv) service as an Office Holder, excluding a director appointed in order to serve as an External Director of a company that is about to offer its shares in an initial public offering. For the definitions of “Relative” and “Controlling Shareholder” under the Companies Law, please see above “– QUORUM AND VOTING REQUIREMENTS.”
A person may not serve as an External Director if that person or that person’s Relative, partner, employer, any person to whom he or she is directly or indirectly subordinate or any entity controlled by that person, has business or professional relationships with an entity with which an Affiliation is prohibited, even if such relationship is not on a regular basis (other than a negligible relationship). Furthermore, a person who directly or indirectly received compensation for his or her service as a director of a company, other than the compensation permitted for an External Director under the Companies Law, may not serve as an External Director of that company.
A person may serve as an External Director if and so long as (i) no conflict of interest exists or may exist between his or her responsibilities as a member of the board of directors of the company and his or her other positions or business activities, and so long as such positions or business activities do not impair his or her ability to serve as a director, (ii) no director of the company is an External Director of another company in which that person is a director and (iii) the person is not an employee of the Israel Securities Authority or of the TASE.
Any committee of the Board authorized to exercise powers of the Board must include at least one External Director, and all External Directors must be members of the audit and the compensation committees.
In general, at least one External Director must have “accounting and financial expertise” and the other External Director(s) must have either “accounting and financial expertise” or “professional competence.” However, in dual-listed companies such as Elbit Systems, if one or more other directors who meet the independence criteria applicable to members of the audit committee under applicable foreign law (including stock exchange rules) have been determined by the board of directors to have “accounting and financial expertise”, then it is permissible for each of the External Directors to have only “professional competence.” The evaluation of a director’s “accounting and financial expertise” and “professional competence” is made by the board of directors taking into account, among other factors, parameters specified in regulations under the Companies Law. A director has “accounting and financial expertise” if, based on education, experience and qualifications, he or she has a high level of proficiency in, and understands, business accounting matters and financial statements, in a manner that enables him or her to have an in-depth understanding of the company’s financial statements and to stimulate discussion regarding the manner in which the financial data is presented. A director has “professional competence” if he or she has (i) an academic degree in either economics, business administration, accounting, law or public administration, (ii) an academic degree or has completed another form of higher education in the company’s primary field of business or in an area which is relevant to his or her office as an External Director or (iii) at least five years’ experience in a senior position in the business management of a corporation with a substantial scope of business, in a senior position in public service or in the field of the company’s business.
External Directors serve for initial three-year terms following which they may stand for re-election for up to two additional terms of three years each. Dual-listed companies such as Elbit Systems may elect External Directors for additional terms of up to three years each, subject to fulfillment of certain conditions.
Mr. Noaz Bar Nir has served as an External Director of the Company since August 10, 2020 and is currently serving his second three-year term, which expires on August 9, 2026. Mr. Bar Nir is considered by the Board to have “accounting and financial expertise,” as described above.

Mr. Bar Nir is one of two External Directors of the Company. The other External Director, Mrs. Bilha (Billy) Shapira, is not currently standing for re-election and will continue to serve as an External Director until November 19, 2028.
The Companies Law requires that a person cannot be elected and serve as a director of a public company, including as an External Director, if he or she does not have the required qualifications and the ability to dedicate an appropriate amount of time for the performance of his or her director position in the company, taking into consideration, among other factors, the specific needs and size of the company. A general shareholders’ meeting of a company whose shares are publicly traded, at which the appointment of a director is to be considered, including an External Director, cannot be convened unless the nominee has declared to the company that he or she complies with the above-mentioned requirements and provides details of his or her applicable qualifications which, in case of an External Director, includes additional independence criteria applicable to service as an External Director.
Mr. Bar Nir, the proposed nominee for re-election, has declared to the Company that he complies with the required qualifications under the Companies Law for election as an External Director, detailed his applicable qualifications and stated he is capable of dedicating the appropriate amount of time for the performance of his role as a member of the Board.
The Corporate Governance and Nominating Committee and Board have each determined that Mr. Bar Nir meets the applicable criteria for External Directors under the Companies Law and that, as mentioned under “DIRECTOR INDEPENDENCE” above, he also meets the director independence criteria under the Nasdaq Rules. The Corporate Governance and Nominating Committee and the Board have each recommended that Mr. Bar Nir be nominated for re-election as an External Director for a three-year period.
If re-elected as an External Director, Mr. Bar Nir will hold office for an additional three-year period commencing as of August 10, 2026, unless his office is vacated earlier in accordance with the provisions of the Companies Law and the Company’s Restated Articles of Association. If for any reason he should be unable to serve, another person will be elected in accordance with applicable law.
In accordance with the Company’s compensation policy and the Relief Regulations, and as approved by the Company’s Compensation Committee and Board for all current and future directors, Mr. Bar Nir will receive compensation in accordance with the Maximum Regulatory Rates.
As a result, if re-elected to a third three-year term as an External Director, Mr. Bar Nir, who has been classified by the Company’s Board of Directors as an Expert Director under the Compensation Regulations, will be entitled to an annual fee of NIS 174,885 (equal to approximately $60,000) and a per meeting fee of NIS 6,725 (equal to approximately $2,300), linked to the Israeli consumer price index. In addition, if elected as an External Director, Mr. Bar Nir will continue to be covered by any directors and officers liability insurance policy in effect as of the date of his election and thereafter obtained by the Company from time to time in accordance with the Company’s compensation policy and the Companies Law. Mr. Bar Nir would also continue to be covered by indemnification and exemption letters previously approved by the Company’s shareholders.
Background information regarding Mr. Bar Nir, who was 62 years old as of June 17, 2026, is as follows:
Noaz Bar Nir. Mr. Bar Nir has served as a business consultant for various private and public entities in the areas of medicine and tourism since 2019 and is a lecturer on health systems management in the Netanya Academic College. Noaz Bar Nir has served since 2022 as a director of Yad Ben-Zvi, a research institute established to promote Zionist educational and cultural activities. He also served as a director of Remedor Biomed Ltd., a company specializing in advanced treatment of wounds, from 2016 to 2017 and from 2018 to 2023, and of Radio Ashams FM Ltd., a regional radio station located in northern Israel, since 2019. From 2018 until the end of 2022, he served as a director of Genefron Ltd., a company in the field of genomic-based personal medicine. From 2017 to 2018, Mr. Bar Nir served as CEO of Clalit Health Services Ltd. (Clalit), Israel’s largest health organization, and as chair of the boards of Clalit’s subsidiaries S.L.H Medical Services Ltd., Mor – The Institution of Medical Information Ltd. and Clalit - Medical Engineering Ltd. From 2009 to 2017, he served in various senior executive positions and as chair of several companies in the fields of health and tourism, including as chief executive officer of the Israel Hotel Association from 2015 to 2017, as CEO of Harokeah Ltd., a network of pharmacies from 2014 to 2015, as chair of the board of Shfayim Hotel Ltd. and Shfayim Park Ltd. from 2013 to 2015 and as director general of the Israeli Ministry of Tourism from 2009 to 2013. Prior to that, Mr. Bar Nir held various financial positions, including as chief financial officer of Clalit from 2002 to 2008, and as head of the budgets, economics and cost accounting department of Clalit from 1996 to 2002. From 1991 to 1995, he held several positions in the Israeli Ministry of Finance. From 2005 to 2007 he served as a member of the investments committee of Clal Pension and Gemel Ltd. In addition, from 1993 to 2017, he served as a director in several entities, including among others Dikla Insurance Company Ltd. Mr. Bar Nir holds a bachelor’s degree in economics and an MBA, with proficiencies in financing, information systems and accounting, from the Hebrew University of Jerusalem, Israel. Mr. Bar Nir serves as chair of the Company’s Audit and Financial Statements Review Committee and as a member of the Company’s Compensation Committee and the Corporate Governance and Nominating Committee. He is considered by the Board to have accounting and financial expertise under the Companies Law and is designated as an audit committee financial expert in accordance with SEC rules.

Proposed Resolution
At the Meeting, the Board will propose that the following resolution be adopted:
“RESOLVED, to elect Mr. Noaz Bar Nir as an External Director of the Company for an additional three-year term ending August 9, 2029.”

Required Vote

The approval of Proposal 2 requires the affirmative vote of a majority of the voting power in the Company present at the Meeting either in person, by proxy or by a voting instrument, and voting on the Proposal, provided that either: (i) such majority includes a majority of the Shares voted at the Meeting by shareholders who are not Controlling Shareholders and do not have a Personal Interest in the approval of the Proposal other than a Personal Interest that is not a result of their relationship with the Controlling Shareholder, disregarding abstentions; or (ii) the total number of Shares voted against the approval of the Proposal by shareholders referred to in sub-section (i) does not exceed two percent (2%) of the total voting rights in the Company.

Board Recommendation
THE BOARD OF DIRECTORS, UPON THE RECOMMENDATION OF THE CORPORATE GOVERNANCE AND NOMINATING COMMITTEE, UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR APPROVAL OF THIS RESOLUTION.

PROPOSAL 3 – EXTENDING THE INDEMNIFICATION LETTERS OF MR. MICHAEL FEDERMANN AND
MR. DAVID FEDERMANN BY AN ADDITIONAL THREE YEARS
In August 2023, the shareholders of the Company approved the extension of indemnification letters to Mr. Michael Federmann, who may be considered a direct or indirect Controlling Shareholder of the Company, and to his son, Mr. David Federmann (the “Indemnification Letters”). The Indemnification Letters consist of the same terms and scope as the indemnification letters approved in November 2011 by the Company’s shareholders to be provided to directors of the Company as nominated from time to time.
The Indemnification Letters contain the Company’s undertaking, subject to any applicable law and the Company’s Restated Articles of Association, to indemnify Messrs. Federmann for certain liabilities and expenses incurred by them due to their roles in the Company, its subsidiaries or its affiliates, up to an aggregate indemnification amount for all Office Holders of 25% of the Company’s equity, based on the Company’s most recent annual financial statements on a consolidated basis. The Indemnification Letters are subject to standard exceptions, procedures and qualifications.
According to the Companies Law, the grant of an indemnification letter to a director that may be considered as a direct or indirect controlling shareholder of that company, or his or her relative, requires re-approval every three years by the company’s compensation committee, board of directors and shareholders.
The Compensation Committee and the Board approved the extension of the Indemnification Letters of Mr. Michael Federmann and Mr. David Federmann, on the basis that (i) the Indemnification Letters are in the best interests of the Company, as they generally assist the Company to attract and maintain qualified directors, (ii) the granting of such Indemnification Letters to directors is a common practice and (iii) the terms and conditions of the Indemnification Letters are identical to the terms of the indemnification letters provided to all other directors of the Company.

Proposed Resolution
At the Meeting, the Board will propose that the following resolution be adopted:

“RESOLVED, to extend the Indemnification Letters of Mr. Michael Federmann and Mr. David Federmann for an additional three years commencing on December 1, 2026.”

Required Vote
The approval of Proposal 3 requires the affirmative vote of a majority of the voting power in the Company present at the Meeting either in person, by proxy or by a voting instrument, and voting on the Proposal, provided that either: (i) such majority includes a majority of the Shares voted at the Meeting by shareholders who do not have a Personal Interest in the approval of the Proposal, disregarding abstentions; or (ii) the total number of Shares voted against the approval of the Proposal by shareholders referred to in sub-section (i) does not exceed two percent (2%) of the total voting rights in the Company.

Board Recommendation
THE BOARD OF DIRECTORS, UPON THE RECOMMENDATION OF THE COMPENSATION COMMITTEE, UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR APPROVAL OF THIS RESOLUTION.

PROPOSAL 4 – EXTENDING THE EXEMPTION LETTERS OF MR. MICHAEL FEDERMANN AND
MR. DAVID FEDERMANN BY AN ADDITIONAL THREE YEARS

In August 2023, the shareholders of the Company approved the extension of exemption letters to Mr. Michael Federmann, who may be considered a direct or indirect Controlling Shareholder of the Company, and to his son, Mr. David Federmann (the “Exemption Letters”). The Exemption Letters consist of the same terms and scope as the exemption letters approved in April 2021 by the Company’s shareholders to be provided to directors of the Company as nominated from time to time.

The Exemption Letters contain the Company’s undertaking, subject to any applicable law and the Company’s Restated Articles of Association, to exempt Messrs. Federmann from liabilities arising from violations of their duty of care to the Company, provided that an exemption will not apply to a decision or transaction in which a Controlling Shareholder, executive officer or director of the Company (even a different one than the one who is exempted) has a personal interest.

According to the Companies Law, the grant of an exemption letter to a director that may be considered as a direct or indirect controlling shareholder of that company, or his or her relative, requires re-approval every three years by the company’s compensation committee, board of directors and shareholders.

The Compensation Committee and the Board approved the extension of the Exemption Letters of Mr. Michael Federmann and Mr. David Federmann, on the basis that (i) the Exemption Letters are in the best interests of the Company, as they generally assist the Company to attract and maintain qualified directors, (ii) the granting of such Exemption Letters to directors is a common practice and (iii) the terms and conditions of the Exemption Letters are identical to the terms of the exemption letters provided to all other directors of the Company.

Proposed Resolution
At the Meeting, the Board will propose that the following resolution be adopted:

“RESOLVED, to extend the Exemption Letters of Mr. Michael Federmann and Mr. David Federmann for an additional three years commencing on April 7, 2027.”
Required Vote
The approval of Proposal 4 requires the affirmative vote of a majority of the voting power in the Company present at the Meeting either in person, by proxy or by a voting instrument, and voting on the Proposal, provided that either: (i) such majority includes a majority of the Shares voted at the Meeting by shareholders who do not have a Personal Interest in the approval of the Proposal, disregarding abstentions; or (ii) the total number of Shares voted against the approval of the Proposal by shareholders referred to in sub-section (i) does not exceed two percent (2%) of the total voting rights in the Company.

Board Recommendation
THE BOARD OF DIRECTORS, UPON THE RECOMMENDATION OF THE COMPENSATION COMMITTEE, UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR APPROVAL OF THIS RESOLUTION.

PROPOSAL 5 – RE-APPOINTMENT OF THE COMPANY’S INDEPENDENT AUDITOR
FOR THE FISCAL YEAR ENDING DECEMBER 31, 2026 AND UNTIL THE CLOSE OF THE NEXT ANNUAL GENERAL MEETING OF SHAREHOLDERS

The Companies Law and our Restated Articles of Association provide that a certified accountant be appointed as an independent auditor of the Company at the annual general meeting, to serve until the end of the next Annual General Meeting of Shareholders. The Audit Committee has adopted a pre-approval policy for the engagement of the Company’s independent auditors to perform audit and permitted non-audit services, designed to assure that such engagements do not impair the independence of the auditors.

Following the recommendation by the Audit Committee, sitting as the Financial Statements Review Committee, and the Board, it is proposed that Kost, Forer, Gabbay & Kasierer, a member of Ernst & Young Global, be re-appointed as the independent auditor of the Company for the fiscal year ending December 31, 2026 and until the close of the next Annual General Meeting of Shareholders. A representative of the independent auditor will be present at the Meeting and will be available to respond to appropriate questions from shareholders. Such auditor served as the Company’s auditor for the fiscal year ended December 31, 2025 and has no relationship with the Company, or with any affiliate of the Company, other than serving as its auditor and performing certain other engagements with the Company that do not affect its independence.

Under the Company’s Restated Articles of Association, the independent auditor’s fees will be set and approved by the Board upon recommendation of the Audit Committee.

The following is a summary of fees paid to the Company’s independent auditors in the prior two full fiscal years (U.S. dollars in thousands):

	Year ended December 31, 2025	Year ended December 31, 2024
Audit and Audit Related Fees	$4,963.00	$4,642.00
Tax Fees	530	359
Total	$5,493.00	$5,001.00

“Audit and Audit Related Fees” are the aggregate fees for the audit of our consolidated annual financial statements. This category also includes assurance and related services reasonably related to the performance of the audit or review of our consolidated financial statements and services generally provided by the independent auditor, such as consents and assistance with and review of documents filed with the SEC. It also includes fees billed for accounting consultations regarding the accounting treatment of matters that occur in the regular course of business, implications of new accounting pronouncements and other accounting issues that occur from time to time.

“Tax Fees” are the aggregate fees billed for professional services rendered for tax compliance and tax advice, other than in connection with the audit. Tax compliance involves preparation of original and amended tax returns, tax planning and tax advice.

“Other Fees” are fees billed for services related to assessment of finance software.

Kost, Forer, Gabbay & Kasierer and other EY affiliates did not bill the Company for services other than the Audit Fees, Tax Fees and Other Fees described above for fiscal year 2024 or fiscal year 2025.

Proposed Resolution

At the Meeting, the Board will propose that the following resolution be adopted:

“RESOLVED, to appoint the Company’s independent auditor, Kost, Forer, Gabbay & Kasierer, a member of Ernst & Young Global, as the independent auditor of the Company for the fiscal year ending December 31, 2026 and until the close of the next Annual General Meeting of Shareholders.”

Required Vote

The approval of Proposal 5 requires the affirmative vote of a majority of the voting power in the Company present at the Meeting either in person, by proxy or by a voting instrument, and voting on such Proposal.

Board Recommendation

THE BOARD OF DIRECTORS, UPON THE RECOMMENDATION OF THE AUDIT AND FINANCIAL STATEMENTS REVIEW COMMITTEE, SITTING AS THE FINANCIAL STATEMENTS REVIEW COMMITTEE, UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR APPROVAL OF THIS RESOLUTION.

ADDITIONAL MATTERS TO BE REPORTED ON OR DISCUSSED

At the Meeting the Company will present or report on the following matters relating to the fiscal year ended December 31, 2025:

(a)its consolidated financial statements for the fiscal year ended December 31, 2025, which are included in the Company’s 2025 Annual Report;
(b)the dividend paid to its shareholders;
(c)the compensation paid to the Company’s directors; and
(d)the compensation arrangement with the Company’s independent auditor.

CONSIDERATION OF THE ANNUAL FINANCIAL STATEMENTS

The Company’s audited consolidated financial statements for the fiscal year ended December 31, 2025, which will be presented for discussion at the Meeting, are included in the Company’s 2025 Annual Report. Shareholders may receive a paper copy of the 2025 Annual Report, free of charge, upon request to the Company’s Corporate Secretary, at the following e-mail address: Corporate.Secretary@elbitsystems.com. The 2025 Annual Report (and the financial statements included therein) are not a part of this Proxy Statement. The SEC maintains a website (https://www.sec.gov) that contains reports, proxy and information statements and other information that the Company files electronically with the SEC. As a foreign private issuer, we are exempt from the rules under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), related to the furnishing and content of proxy statements. The availability of this Proxy Statement should not be taken as acknowledgment that we are subject to the proxy rules under the Exchange Act.

Shareholders may also review a copy of the Company’s filings with the ISA, including the Company’s 2025 Annual Report (and the financial statements included therein), on the website of the ISA at https://www.magna.isa.gov.il, on the website of the TASE at https://maya.tase.co.il, and on the website of the Company, at www.elbitsystems.com. The contents of our website are not a part of this Proxy Statement.

CAUTIONARY STATEMENT WITH RESPECT TO FORWARD-LOOKING STATEMENTS

This Proxy Statement may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Exchange Act, and the Israeli Securities Law, 1968, as amended. These statements relate to our current plans, estimates, strategies, goals, beliefs, intents, expectations, assumptions and projections about future events and as such do not relate to historical or current facts. Forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements contained herein generally are identified by the words “anticipate”, “intend”, “believe”, “estimate”, “project”, “expect”, “will likely result”, “strategy”, “plan”, “may”, “should”, “will”, “would”, “will be”, “will continue” and similar expressions, and the negatives thereof. Forward-looking statements are not guarantees of future performance and involve certain risks and uncertainties, the outcomes of which cannot be predicted. Therefore, actual future results, performance and trends may differ materially from these forward-looking statements due to a variety of factors, including, without limitation: governmental regulations and approvals; changes in governmental priorities (including budgeting) or policies; implications of conflicts in the Middle East, including the “War of Redemption”, also referred to by its initial name - the “Swords of Iron” war, the Israel-Iran conflict and any future developments related thereto; general market, political and economic conditions in the countries in which we operate or sell, including Israel and the United States, among others, or which may affect the global economy, including worldwide conflicts such as the ongoing conflict between Russia and Ukraine; the economic impact of increased global conflicts and trade tensions, and the adoption or expansion of economic sanctions, tariffs or trade restrictions, including ongoing uncertainty around tariffs already announced; development and launch of our products, or their market acceptance; our projected expenses and capital expenditures; differences in anticipated and actual program performance, including the ability to perform under long-term fixed-price contracts; fluctuations in foreign currency exchange rates; scope and length of customer contracts; our ability to achieve strategic goals from acquisitions of businesses and the risks associated with the integration of such businesses; our ability to protect our proprietary information; our ability to avoid, withstand and/or recover from cyber-attacks on our systems; effect of competitive products, technology and pricing; our ability to attract, incentivize and retain key employees; changes in applicable tax rates; changes in interest rates; inventory write-downs and possible liabilities to customers from program cancellations, including due to political relations between Israel and countries where our customers may be located; global or national health considerations, including the outbreak of a pandemic or contagious disease; and outcome of legal and/or regulatory proceedings and changes in legislation. The factors listed above are not all-inclusive, and further information about risks and other factors that may affect our future performance is contained in the Company’s latest annual report on Form 20-F, which is on file with the SEC. All forward-looking statements speak only as of the date of this Proxy Statement, unless otherwise indicated. Although we believe the expectations reflected in the forward-looking statements that may be contained in this Proxy Statement are reasonable, we cannot guarantee future results, level of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of any of these forward-looking statements. We expressly disclaim any obligation to update or review any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by applicable law.

By Order of the Board of Directors,

DAVID FEDERMANN

Chair of the Board of Directors

BEZHALEL MACHLIS

President and Chief Executive Officer

Date: July 1, 2026